As filed with the Securities and Exchange Commission on June 17, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

C&F FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1680165
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Eighth and Main Streets West Point, Virginia	23181
(Address of principal executive offices)	(Zip Code)

C&F FINANCIAL CORPORATION 2004 INCENTIVE STOCK PLAN

(Full title of the plan)

Thomas F. Cherry

Executive Vice President and Chief Financial Officer

Eighth and Main Streets

West Point, Virginia 23181

(804) 843-2360

(Name, address and telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Wallace M. Starke, Esquire

Troutman Sanders LLP

1001 Haxall Point

P.O. Box 1122

Richmond, Virginia 23218-1122

Telephone: (804) 697-1369

Facsimile: (804) 698-5177

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value	500,000 shares[1]	$39.45[2]	$19,725,000[2]	$2,322

[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the 1933 Act), this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan.
[2]	Pursuant to Rule 457(h)(1) under the 1933 Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of C&F Financial Corporation Common Stock on June 14, 2005 as reported on the Nasdaq National Stock Market System.

Part I — Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428.

Part II — Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

C&F Financial Corporation (the Company or the Registrant) hereby incorporates by reference into this registration statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission (the Commission) on March 3, 2005;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as filed with the Commission on May 6, 2005;

(c)	The Company’s Current Reports on Form 8-K, as filed with the Commission on February 17, 2005 and May 19, 2005; and

(d)	The description of the Company’s common stock contained in the “Description of Capital Stock” in the Company’s Proxy Statement/Prospectus filed as part of the Registration Statement on Form S-4 (No. 33-70184) with the Commission on October 12, 1993, as amended on October 19, 1993 (Pre-Effective Amendment No. 1), as it may be amended by any amendment or report filed subsequent to this registration statement for the purpose of updating such description.

All documents filed by the Company subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the 1934 Act) and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VII of the Company’s Amended and Restated Articles of Incorporation limits the liability of the Company’s directors and officers to the Company and its shareholders to the full extent permitted by the Virginia Stock Corporation Act as now and hereafter in effect. The Virginia Stock Corporation Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation’s articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. The Company’s Amended and Restated Articles of Incorporation provide that the Company’s directors and officers will not be monetarily liable to the Company or the Company’s shareholders, if such limitation is permissible under the Virginia Stock Corporation Act. This limitation does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of the Company’s Amended and Restated Articles of Incorporation, together with the Virginia Stock Corporation Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

Article VII of the Company’s Amended and Restated Articles of Incorporation also mandates indemnification of the Company’s directors and officers to the full extent permitted by the Virginia Stock Corporation Act. The Virginia Stock Corporation Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. The Company is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

The Company has also purchased a directors’ and officers’ liability insurance policy. Within the coverage limit, the policy provides coverage (a) to the Company’s directors and officers where the Company either is not permitted by law or is unable, due to insolvency, to indemnify its directors and officers; and (b) to the Company where the Company does indemnify the directors and officers as permitted, and/or required by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

An Exhibit Index appears at page 8 hereof.

Item 9. Undertakings.

(a)	Rule 415 Offerings. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Filing of registration statement on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of West Point, Commonwealth of Virginia, on June 17, 2005.

C&F Financial Corporation
(Registrant)

By:	/s/ Larry G. Dillon
President and Chief Executive Officer

POWERS OF ATTORNEY

AND

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Larry G. Dillon and Thomas F. Cherry, and each of them, with full power of substitution, as his attorneys-in-fact and agents for him and in his name and on his behalf as a director and/or officer of C&F Financial Corporation to prepare, execute and file any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, and other documents (including any necessary amendments thereof) which such attorneys-in-fact may deem appropriate or necessary and to cause the same to be filed with the Commission.

Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities indicated below on this 17th day of June, 2005.

Signature	Title

/s/ Larry G. Dillon Larry G. Dillon	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Thomas F. Cherry Thomas F. Cherry	Executive Vice President, Chief Financial Officer and Secretary (Principal Accounting and Financial Officer)

/s/ J.P. Causey, Jr. J.P. Causey, Jr.	Director

/s/ Barry R. Chernack Barry R. Chernack	Director

/s/ James H. Hudson, III James H. Hudson, III	Director

/s/ Joshua H. Lawson Joshua H. Lawson	Director

/s/ William E. O’Connell, Jr. William E. O’Connell, Jr.	Director

/s/ Paul C. Robinson Paul C. Robinson	Director

EXHIBIT INDEX

Exhibit Number
4.1	C&F Financial Corporation 2004 Incentive Stock Plan, (incorporated by reference to Exhibit 10.9 to Registrant’s Quarterly Report on Form 10-Q filed on May 6, 2004).

4.2	Amended and Restated Articles of Incorporation of Registrant (incorporated by reference to Exhibit No. 3.1 to Registrant’s Annual Report on Form 10-KSB filed March 29, 1996).

4.3	Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to Registrant’s Annual Report on Form 10-KSB filed March 29, 1996).

5	Opinion of Troutman Sanders LLP with respect to the validity of the Common Stock under the Plan, filed herewith.

23.1	Consent of Troutman Sanders LLP (contained in Exhibit 5 hereto).

23.2	Consent of Yount, Hyde & Barbour, P.C., filed herewith.

24	Powers of Attorney (included on the signature page of this registration statement).